Exhibit (h)(2)(c)

Amendment to Amended and Restated Transfer Agency and Services Agreement

Dated June 3, 2009

Between

ALPS Fund Services, Inc.

and

Forward Funds

THIS AMENDMENT is made as of April 1, 2014 by and between ALPS Fund Services, Inc. (“ALPS”) and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into an Amended and Restated Transfer Agency and Services Agreement (the “Agreement”) dated June 3, 2009 and effective June 15, 2009;

WHEREAS, ALPS wishes to amend the agreement to clarify the calculation of the Base Fee;

WHEREAS, all capitalized terms used herein but not otherwise defined shall have the same meanings ascribed to them in the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule B – Fee Schedule. Schedule B is replaced in its entirety with the attached Schedule B.

2.	Remainder of the Agreement. All services under Section 1 of the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ Robert S. Naka
Name: Jeremy O. May		Name: Robert S. Naka
Title: President		Title: Vice President Funds

SCHEDULE B

To the Amended and Restated Transfer Agency and Services Agreement

Fee Schedule

Effective April 1, 2014

Base Fee:

A charge is made for an account in the month that an account opens. Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Funds at the annual rate of:

Annual Base Fee of:

$[        ];

Plus:

an additional $[         ] annual base fee for each additional Portfolio that may be established by the Trust; and

an additional $[         ] annual base fee for each additional class of shares per Portfolio that may be established by the Trust.

Minus:

$[         ] annual base fee for each Portfolio that is liquidated from the Trust; and

$[         ] annual base fee for each class of shares per Portfolio that is removed from the Trust.

Annual Open Account Fees:

$[         ] annual fee per each of the first 10,000 open direct accounts;

$[         ] annual fee per each of the remaining open direct accounts

$[         ] annual fee per each of the first 50,000 NSCC accounts

$[         ] annual fee per each account over 50,000 NSCC accounts

Annual Inactive Account Fees1:

$[         ] per inactive account

[1]	An inactive account is an account with a zero balance that has had no activity in the last eighteen months.

Out-of-Pocket Fees:

The following fees represent expenses that may be incurred by ALPS Fund Services, Inc. (“ALPS”) from outside vendors. These fees are passed directly through at cost to our clients as out-of-pocket expenses. The following fees are estimates and are subject to change:

•	Monthly NSCC-interface fees

•	The cost of printing and mailing shareholder confirmations and statements

•	Blue Sky state registration fees

•	The cost of fund-specific statement paper and envelopes

•	Postage

•	SSAE 16 report

•	Customized programming/enhancements

•	Fulfillment costs

•	Rule 22c-2 fees, if applicable

•	Sales reporting fees, if applicable

•	DDA Transfer Wire Charges, if applicable

•	Monthly Cost Basis Fees, if applicable

•	Other miscellaneous expenses that may be incurred at the Funds’ direction

Special Fee Considerations:

•	In the event that ALPS is successful in reducing its direct costs for maintaining inactive NSCC accounts, ALPS will reduce accordingly its fees charged under this Agreement for such accounts.